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                                                                     EXHIBIT 5.2



                       [LETTERHEAD OF CYNTHIA AYRES, ESQ.]





         May 11, 2005


         To the parties listed on Schedule I hereto:




                           Re: Registration Statement on Form S-4



         Ladies and Gentlemen:

                  I am issuing this opinion letter in my capacity as legal counsel to the guarantors named on Schedule I hereto, each a Texas corporation, limited liability company or limited partnership (the "Texas Guarantors"), in connection with the proposed registration by Valor Telecommunications Enterprises, LLC, a Delaware limited liability company, and Valor Telecommunications Enterprises Financial Corp., a Delaware corporation (the "Issuers"), the Texas Guarantors and the guarantors listed on Schedule II hereto, each a Delaware corporation, limited liability company or limited partnership, (the "Delaware Guarantors", and together with the Texas Guarantors and the Issuers, the "Registrants") of $400,000,000 in aggregate principal amount at maturity of the Issuers' 7 3/4% Senior Notes due 2015 (the "Exchange Notes") and the Texas and Delaware Guarantors' guarantees thereon (the "Guarantees") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of
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February 14, 2005 by and among the Issuers, the Texas and Delaware Guarantors and The Bank of New York, as trustee.

         The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of the Issuers' 7 3/4% Senior Notes due 2015 (the "Old Notes") and guarantees thereon, of which $400,000,000 in aggregate principal amount at maturity is outstanding.

                  In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation or formation and bylaws, limited liability company agreement or limited partnership agreement of the Texas Guarantors, (ii) minutes and records of the corporate proceedings of the Texas Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture and (iv) the Registration Statement.

                  For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Texas Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Texas Guarantors.

         As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Registrants and others.

                  My opinion expressed below is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

                  Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that when (a) the Registration Statement becomes effective, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the Exchange Notes and Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes and the guarantees thereon, the Guarantees of the Texas Guarantors will be validly issued and binding obligations of the Texas Guarantors.

                  I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also consent to the reference to my opinion under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of


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persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

                  My advice on every legal issue addressed in this letter is based on exclusively on the internal law of the State of Texas and the Texas case law decided thereunder.

                  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

                                  Yours very truly,



                                  /s/ CYNTHIA  AYRES, ESQ.

                                  CYNTHIA  AYRES, ESQ.


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                                                                      Schedule I

Valor Telecommunications of Texas, LP
Valor Telecommunications Equipment, LP
Valor Telecommunications Services, LP
Valor Telecommunications Corporate Group, LP
Kerrville Communications Corporation
Advanced Tel-Com Systems, LP
Kerrville Telephone, LP
Kerrville Cellular, LP
KCC TelCom, LP
Kerrville Mobile Holdings, Inc.
Kerrville Wireless Holdings, LP
Harper Telephone L.P.


         201 E. JOHN CARPENTER FREEWAY, SUITE 200
         IRVING, TEXAS 75062


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                                                                     Schedule II

Valor Communications Group, Inc.
Valor Telecommunications, LLC
DCS Holding Co.
ECS Holding Co.
KCS Holding Co.
SCD Sharing Partnership, L.P.
SCE Sharing Partnership, L.P.
Valor Telecommunications Investments, LLC
Valor Telecommunications LD, LP
Southwest Enhanced Network Services, LP
Western Access Services, LLC
Western Access Services of Arizona, LLC
Western Access Services of Arkansas, LLC
Western Access Services of Colorado, LLC
Western Access Services of Oklahoma, LLC
Western Access Services of New Mexico, LLC
Western Access Services of Texas, LP
Valor Telecommunications Southwest, LLC
Valor Telecommunications Southwest II, LLC
Valor Telecommunications Enterprises II, LLC
Kerrville Communications Management, LLC
Kerrville Communications Enterprises, LLC
Kerrville Cellular Management, LLC
Kerrville Cellular Holdings, LLC


         201 E. JOHN CARPENTER FREEWAY, SUITE 200
         IRVING, TEXAS 75062


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